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                     SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

    This Second Amendment to Asset Purchase Agreement ("Second Amendment"), dated November 14, 1997, is between BMC West Corporation, a Delaware Corporation (the "Purchaser"), and Lone Star Plywood & Door Corp., a Delaware corporation (the "Seller").

                                       RECITALS

    1. The Purchaser and the Seller have entered into that certain Asset Purchase Agreement, dated as of October 6, 1997 (the "Agreement"), pursuant to which the Purchaser has agreed to purchase from the Seller, and the Seller has agreed to sell to the Purchaser, certain assets of the Seller, on the terms and subject to the conditions set forth therein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

    2. The Purchaser and the Seller amended the Agreement on November 10, 1997 to provide that Purchaser assumed the obligations of the Seller to pay certain Change of Control Bonuses and similar bonuses the Seller previously agreed to pay to certain of its employees.

                                      AGREEMENT

    Now, therefore, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby further amend the Agreement as follows:

    Section 1. CUSTOMER CLAIMS. The Purchaser and the Seller hereby agree to delete the provisions of Section 2.03(b)(iii) in their entirety in return for the Seller providing to the Purchaser a credit of $185,000 to the Closing Balance Sheet.

    Section 2. WARRANTY OF TRADE ACCOUNTS RECEIVABLE. Section 2.03(b)(i) is deleted in its entirety and replaced with the following:

         "(i) Within 120 calendar days following the Closing Date, the Seller shall deliver to the Purchaser an unaudited balance sheet of the Seller (the "Closing Balance Sheet") as of the close of business on the date immediately preceding the Closing Date. The Closing Balance Sheet shall be prepared (x) in accordance with GAAP, except that it shall not contain the footnotes required thereby, and (y) except as otherwise expressly indicated herein, using procedures substantially similar to those used to prepare the Reference Balance Sheet.

    During the preparation of the Closing Balance Sheet and the period of any dispute referred to in Section 2.03(b)(iv), the Purchaser shall provide the Seller and Coopers & Lybrand, independent accountants ("Seller's Accountants"), full access to


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the books, records and facilities of the Seller and shall cooperate fully with the Seller and Seller's Accountants, in each case to the extent reasonably required by the Seller and Seller's Accountants in order to prepare the Closing Balance Sheet and to investigate the basis for any such dispute; PROVIDED, HOWEVER, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchaser's business.

    Except as otherwise set forth in this Section 2.03(b)(i), the value of the Trade Accounts Receivable on the Closing Balance Sheet shall be the actual collected value of the Trade Accounts Receivable during the 120 calendar days following the Closing Date, plus the actual amounts of any credits or allowances given to customers with respect to such Trade Accounts Receivable. "Trade Accounts Receivable" means the right to receive payment on obligations, including those owed but not yet due, as of Closing, of all customers and other third-party purchasers of goods and services from the Business in the ordinary course of business prior to Closing, including any and all past due accounts and notes receivable taken in collection of routine receivables, but excluding any such obligations which have been written off the books prior to Closing. During a period of 120 calendar days following the Closing Date, the Purchaser shall
(1) use its reasonable best efforts to collect Trade Accounts Receivable consistent with past practice of the Business, including the processing of returns of goods that are returned and resalable, and (2) take all reasonable and usual steps requested by the Seller to create, protect and preserve any applicable deeds of trust, mortgages, mechanic's liens, materialmen's liens and other security interests that may secure the Trade Accounts Receivable acquired by the Purchaser hereunder. The Seller shall reimburse the Purchaser for all reasonable out-of-pocket expenses incurred by the Purchaser in taking the action requested by the Seller pursuant to clause (2) above, upon receipt of reasonable documentation therefore. The Purchaser agrees that it shall not, for a period of 180 days following the Closing Date, make any changes to (a) the personnel used by the Seller immediately prior to the Closing in the collection of the Trade Accounts Receivable, (b) the salespersons to whose customers the Trade Accounts Receivable relate or (c) any incentive compensation or commission structure in place on the date hereof relating to the collection of the Trade Accounts Receivable. If, as of the date 120 days after the Closing Date, the uncollected balance of any one of such Trade Accounts Receivable is greater than 20% of the total sales activity of the corresponding customer account during such 120-day period, the Purchaser may, at its option, subject to
Section 2.03(b)(iv), (x) assign those uncollected Trade Accounts Receivable (including all related deeds of trust, mortgages, mechanic's liens, materialmen's liens and other security interests securing such Trade Accounts Receivable) to the Seller or (y) at the Seller's request, continue to use its reasonable best efforts to collect such Trade Accounts Receivable consistent with past practice of the Business and pay to the Seller, promptly upon receipt, all proceeds therefrom less reasonable collection expenses; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, if the Purchaser shall be in default of its obligations under this paragraph with respect to a


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given Trade Account Receivable, the Purchaser shall not be (1) entitled to any adjustment to the Purchase Price or any indemnification under this Agreement to the extent such Trade Account Receivable is or proves to be uncollectible or
(2) obligated to assign such Trade Account Receivable (or any related deeds of trust, mortgages, mechanic's liens, materialmen's liens or other security interests securing such Trade Account Receivable) to the Seller hereunder."

    Section 3.     MISCELLANEOUS.

         (A) The Agreement, except to the extent amended hereby, shall remain in full force and effect.

         (B) The descriptive headings contained in this Second Amendment are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Second Amendment.

         (C) This Second Amendment shall be governed by, and construed in accordance with , the laws of the State of Oregon applicable to contracts executed and to be performed in that State.

         (D) This Second Amendment may be executed in one or more counterparts, and by the different parties hereto and separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreements.

    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Asset Purchase Agreement to be duly executed as of the date first written above.

                                       BMC WEST CORPORATION


                                       /s/ Ellis C. Goebel
                                       -----------------------------------
                                       Ellis C. Goebel
                                       Senior Vice President - Finance and
                                       Treasurer


                                       LONE STAR PLYWOOD & DOOR CORP.

                                       By /s/ John W. Dixon
                                          --------------------------------
                                         Its  John W. Dixon, Chairman
                                             -----------------------------


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